FOR IMMEDIATE RELEASE
November 9, 2017
WashingtonFirst Bankshares Inc. Declares 17th Consecutive Quarterly Cash Dividend
RESTON, VA - November 9, 2017 - WashingtonFirst Bankshares, Inc. (the "Company") (NASDAQ: WFBI) today announced that its Board of Directors declared a cash dividend of seven cents ($0.07) per share of its common stock, par value $0.01 per share, payable on November 24, 2017, to stockholders of record at the close of business on November 20, 2017. The dividend payout will be approximately $910,000 on 13 million shares of voting and non-voting common stock. This represents the Company’s 17th consecutive quarterly cash dividend. Any dividend declarations are made at the discretion of the Board of Directors of the Company and subject to applicable federal and state regulatory limitations.
About The Company
WashingtonFirst Bankshares, Inc., headquartered in Reston, Virginia, is the holding company for WashingtonFirst Bank, which operates 19 full-service banking offices throughout the Washington, DC, metropolitan area. In addition, the Company provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through the Bank's subsidiary, WashingtonFirst Mortgage Corporation.   The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol "WFBI" and is included in the ABA NASDAQ Community Bank Index and the Russell 2000® Index.  For more information about the Company, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information
Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operation and general economic condition. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. Actual events or results could be materially different from those expressed or implied by the forward-looking statements. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual events or results to differ materially are disclosed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.
For additional information or questions, please contact:
WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2410
Executive Vice President & Chief Financial Officer
MJohnson@wfbi.com